Exhibit 10.1

STANDARD FORM COMMERCIAL LEASE

1. PARTIES	BATSTONE, LLC, LESSOR, which expression shall include heirs, successors, and assigns where
(fill in)
the context so admits, does hereby lease to TECHNICAL COMMUNICATIONS CORORATION, LESSEE, which expression shall include successors, executors, administrators, and assigns where the context so admits, and the LESSEE hereby leases the following described premises:

2. PREMISES	Approximately 22,747 square feet in the rear portion of the building known and numbered 100
Domino Drive, Concord, MA 01742, as further described on the attached Exhibit “A.”
(fill in and include,
if applicable, suite	together with the right to use in common, with others entitled thereto, the
number, floor	hallways, stairways, and elevators necessary for access to said leased premises,
number, and	and lavatories nearest thereto and parking areas serving the building.
square feet)

3. TERM	The term of this lease shall be for five (5) years
(fill in)	commencing on April 1, 2014 and ending on March 31, 2019.

4. RENT	The LESSEE shall pay to the LESSOR rent at the rate of $170,602.50 ($7.50 per square foot)
(fill in)	dollars per year, payable in advance in monthly installments of $14,216.88, known as Base Rent.

5. SECURITY	Upon the execution of this lease, the LESSEE has paid to the LESSOR the
DEPOSIT	amount of $8,015.00 dollars, which shall continue to be held as a security for the LESSEE’s
(fill in)	performance as herein provided and refunded to the LESSEE at the end of this lease subject to the LESSEE’s satisfactory compliance with the conditions hereof.

6. ADDITIONAL	In addition to the Base Rent, the LESSEE shall pay the additional charges as set forth herein.
PAYMENTS;
ADJUSTMENTS
LESSEE shall pay to LESSOR, as additional rent, 65.40% of the real estate taxes and assessments
A. REAL ESTATE	assessed against the building and the land on which it is located during any tax year or part thereof
TAXES; ESCALATION	during the lease term. LESSEE shall pay to LESSOR, together with the monthly payments of Base Rent,
(fill in or delete)	pro rata monthly installments on account of the projected taxes for each tax year reasonably calculated by LESSOR from time to time with an adjustment made after the close of the tax year to account for actual taxes for such tax year. The initial monthly payment on account of taxes shall be $1,987.17, actual taxes for tax year 2014 being $36,461.83.

If the LESSOR obtains an abatement of any such excess real estate tax, a proportionate share of such abatement, less the reasonable fees and costs incurred in obtaining the same, if any, shall be refunded to the LESSEE.  LESSEE also will be entitled to a credit for any overpayment made during any tax year.

B. OPERATING COSTS;	LESSEE shall pay directly to the provider all of the costs of its utilities used by LESSEE in
ESCALATION;	accordance with Section 7 below.
CAPITAL
EXPENDITURES	LESSEE shall reimburse LESSOR for 65.40% of the costs of snow and ice removal and routine and
(fill in or delete)
regular ground maintenance (lawn, shrubs, trees, etc.) and 65.40% of normal sewer and water charges to the LESSOR by the town of Concord.  Lessor shall provide LESSEE, at the time of request for payment, copies of all bills received for snow and ice removal, ground maintenance, sewer and water charges and any other cost submitted for payment by LESSOR.

The purchase of bushes, the cutting down of trees and other minor outside maintenance will be shared in the same portions as above when both parties agree on the need and the LESSEE agrees in writing.

In the event the LESSEE’s proportionate share of anticipated costs of an item or project exceeds $1,000, the LESSOR shall obtain the LESSEE’s prior written consent, which consent shall not be unreasonably withheld or delayed. If the LESSOR fails to obtain such consent, the LESSEE shall be relieved of all responsibility with respect to such expenditure.

C CONSUMER
PRICE	NOT APPLICABLE
ESCALATION
(fill in or delete)

7. UTILITIES
The LESSEE shall pay, as they become due, all bills for telephone, electricity, gas and other utilities (whether they are used for furnishing heat or other purposes) that are furnished to the leased premises and presently separately metered.

LESSOR shall have no obligation to provide utilities or equipment other than the utilities and equipment within the premises as of the commencement date of this lease. In the event LESSEE requires additional utilities or equipment, the installation and maintenance thereof shall be the LESSEE’s sole obligation, provided that such installation shall be subject to the written consent of the LESSOR, which consent shall not be unreasonably withheld or delayed.

8. USE OF LEASED	The LESSEE shall use the leased premises only for the purpose of office use, research and
PREMISES	development and assembly, and any other lawful use.
(fill in)

9. COMPLIANCE	The LESSEE acknowledges that no trade or occupation shall be conducted in the leased premises or use
WITH LAWS
made thereof which will be unlawful, improper, unreasonably noisy or offensive, or contrary to any law or any municipal by-law or ordinance in force in the city or town in which the premises are situated.

10. FIRE INSURANCE
The LESSEE shall not permit any use of the leased premises which will make voidable any insurance on the property of which the leased premises are a part, or on the contents of said property or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association, or any similar body succeeding to its powers, which insurance shall be obtained and paid for by LESSOR.  The LESSEE shall on demand reimburse the LESSOR, and all other tenants, all extra insurance premiums caused by the LESSEE’s use of the premises in violation of this section 10.

11. MAINTENANCE
The LESSEE agrees to maintain, at its own expense, all interior portions of the leased premises
A. LESSEE’S	(including plumbing, electrical, heating, ventilation and air conditioning systems to the extent located
OBLIGATIONS
within or exclusively serving the leased premises, but not in the event of maintenance, repairs or improvements initiated by the LESSOR) in good condition, reasonable wear and tear and damage by fire and other casualty only excepted, and whenever necessary to replace plate glass and other glass therein, acknowledging that the leased premises are now in good order and the glass whole. Notwithstanding the foregoing, in no event shall the LESSEE be responsible for maintenance if such maintenance is required as a direct result of the negligence or willful misconduct of the LESSOR or those for whose conduct the LESSOR is legally responsible.

The LESSEE shall not permit the leased premises to be damaged, stripped or defaced, nor suffer any waste. LESSEE shall obtain the written consent of LESSOR before erecting any sign on the premises, which consent shall not be reasonably withheld or delayed.

B. LESSOR’S	The LESSOR agrees to maintain, at its own expense, the building of which the leased premises are a
OBLIGATIONS
part, the structure of the building, including but not limited to the exterior walls, roof, foundation, irrigation system, fire alarm and sprinkler systems, plumbing, electrical, heating, ventilation and air conditioning systems, and the parking areas for the building,  in good condition, reasonable wear and tear, damage by fire and other casualty only excepted, and make all necessary repairs with respect thereto, unless such maintenance or repair is required as a direct result of the gross negligence or willful misconduct of the LESSEE or those for whose conduct the LESSEE is legally responsible.

12. ALTERATIONS-	The LESSEE shall not make structural alterations or additions to the leased premises without LESSOR’s
ADDITIONS
consent, which shall not be unreasonably withheld or delayed, but LESSEE may make non-structural alterations without such consent but upon notice to LESSOR.  All such alterations shall be at LESSEE’s expense and shall be in quality at least equal to the present construction.  LESSEE shall not permit any mechanics’ liens, or similar liens, to remain upon the leased premises for labor and material furnished to LESSEE or claimed to have been furnished to LESSEE in connection with work of any character performed or claimed to have been performed at the direction of LESSEE and shall cause any such lien to be released of record forthwith without cost to LESSOR.  Any alterations or improvements made by the LESSEE shall become the property of the LESSOR at the termination of occupancy as provided herein.

13. ASSIGNMENT-	The LESSEE shall not assign or sublet the whole or any part of the leased premises without LESSOR’s
SUBLEASING
prior consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing the LESSEE shall be entitled to make an assignment of the leased premises and this lease without the LESSOR’s consent, but upon notice to the LESSOR, to any entity into or with which the LESSEE consolidates or merges, any entity that purchases all or substantially all of the assets or equity of the LESSEE, or any parent, subsidiary, affiliate or division of LESSEE.  Notwithstanding any such assignment, LESSEE shall remain liable to LESSOR for the payment of all and for the full performance of the covenants and conditions of this lease.

14. SUBORDINATION
This lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, now or at any time hereafter, a lien or liens on the property of which the leased premises are a part and the LESSEE shall, when requested and at the LESSOR’s sole expense, promptly execute and deliver such written instruments as shall be reasonably necessary to show the subordination of this lease to said mortgages, deeds of trust or other such instruments in the nature of a mortgage.

15. LESSOR’S	The LESSOR or agents of the LESSOR may, at reasonable times and upon reasonable notice, enter to
ACCESS
view the leased premises and may remove placards and signs not approved and affixed as herein provided, and make repairs and alterations as LESSOR should elect to do and may show the leased premises to others, and at any time within (3) months before the expiration of the term, may affix to any suitable part of the leased premises a notice for letting or selling the leased premises or property of which the leased premises are a part and keep the same so affixed without hindrance or molestation.

16. INDEMNIFI-	The LESSEE shall save the LESSOR harmless from all loss and damage occasioned by the use or
CATION AND	escape of water or by the bursting of pipes or by any nuisance
LIABILITY	made or suffered on the leased premises in the event such loss is a direct result of LESSEE’s actions or
(fill in)	failure to act, unless such loss is caused by the neglect of the LESSOR. The removal of snow and ice from the sidewalks bordering upon the leased premises shall be LESSOR’S responsibility.

17. LESSEE’s	The LESSEE shall maintain with respect to the leased premises and the property of which the leased
LIABILITY	premises are a part of comprehensive public liability insurance in the amount of $1,000,000 per
INSURANCE	incident/$2,000,000 aggregate with property damage insurance in limits of $500,000 in responsible
(fill in)
companies qualified to do business in Massachusetts and in good standing therein insuring the LESSOR as well as LESSEE against injury to persons or damage to property as provided.  The LESSEE shall deposit with the LESSOR certificates for such insurance at or prior to the commencement of the term, and within thirty (30) days prior to the expiration of any such policies.  All such insurance certificates shall provide that such policies shall not be canceled without at least ten (10) days prior written notice to each insured named therein.

18. FIRE CASUALTY-	Should a substantial portion of the leased premises, or of the property of which they are a part, be
EMINENT	substantially damaged by fire or other casualty, or be taken by eminent domain, the LESSOR may elect
DOMAIN
to terminate this lease upon notice to LESSEE within 30 days of such fire or casualty or receipt of notice of the taking.  When such fire, casualty, or taking renders the leased premises substantially unsuitable for their intended use, a just and proportionate abatement of rent shall be made, and the LESSEE may elect to terminate this lease if

(a) The Lessor fails to give written notice within thirty (30) days of its intention to restore the leased premises, or
(b) The LESSOR fails to restore the leased premises to a condition substantially suitable for their intended use within sixty (60) days of said fire, casualty or taking.
The LESSOR reserves, and the LESSEE grants to the LESSOR, all rights which the LESSEE may have for damage to the LESSEE’s fixtures, property, or equipment.
In the event that:

19. DEFAULT AND BANKRUPTCY	(a) The LESSEE shall default in the payment of any installment of rent or other sum herein specified and such default shall continue for ten (10) days after written notice thereof; or

(b)    The LESSEE shall default in the observance or performance of any other of the LESSEE’s covenants, agreements, or obligations hereunder and such default shall not be cured within thirty (30) days after written notice thereof, or

(c) The LESSEE shall be declared bankrupt or insolvent according to law, or, if any assignment shall be made of LESSEE’s property for the benefit of creditors, then the LESSOR shall have the right thereafter, while such default continues, to re-enter and take complete possession of the leased premises, to declare the term of this lease ended, and remove the LESSEE’s effects, without prejudice to any remedies which might be otherwise used for arrears of rent or other default. The LESSEE shall indemnify the LESSOR against all loss of rent and other payments which the LESSOR may incur by reason of such termination during the residue of the term. If the LESSEE shall default, after reasonable notice thereof, in the observance or performance of any conditions or covenants on LESSEE’s part to be observed or performed under or by virtue of any of the provisions in any article of this lease, the LESSOR, without being under any obligation to do so and without thereby waiving such default, may upon at least 10 days’ notice to LESSEE remedy such default for the account and at the expense of the LESSEE. If the LESSOR makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to, reasonable attorney’s fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred shall be paid to the LESSOR by the LESSEE as additional rent.

20. NOTICE	Any notice from the LESSOR to the LESSEE relating to the leased premises or to
(fill in)
the occupancy thereof shall be deemed duly served if left at the leased premises with an individual authorized to accept mail for LESSEE and addressed to the LESSEE, or if mailed to the leased premises, registered or certified mail, return receipt requested, postage prepaid, addressed to the LESSEE.  Any notice from the LESSEE to the LESSOR relating to the leased premises or to the occupancy thereof shall be deemed duly served if mailed to the LESSOR by registered or certified mail, return receipt requested, postage prepaid, addressed to the LESSOR at such address as the LESSOR may from time to time advise in writing.  All rent notices shall be paid and sent to the LESSOR at Batstone, LLC c/o Carol Toomey, 100 Domino Drive, Concord, MA 01742.

21. SURRENDER
The LESSEE shall at the expiration or other termination of this lease remove all LESSEE’s goods and effects from the leased premises (including, without hereby limiting the generality of the foregoing, all signs and lettering affixed or painted by LESSEE, either inside or outside the leased premises).  LESSEE shall deliver to the LESSOR the leased premises and all keys, locks thereto, and other fixtures connected therewith and all alterations and additions made to or upon the leased premises, in good condition, normal wear and tear and damage by fire or other casualty only excepted.  In the event of the LESSEE’s failure to remove any of LESSEE’s property from the premises, LESSOR is hereby authorized, without liability to LESSEE for loss or damage thereto, and at the sole risk of LESSEE, to remove and store any of the property at LESSEE’s expense, or to retain same under LESSOR’s control or to sell in a public or private sale, without notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

22. BROKERAGE	The Broker(s) named herein: NONE
(fill in or delete)

~~Warrant(s) that he (they) is (are) duly licensed as such by the Commonwealth of Massachusetts, and join(s) in this agreement and become(s) a party hereto, insofar as any portions of this agreement expressly apply to him (them), and to any amendments or modifications of such provisions to which he (they) agree(s) in writing.~~

~~LESSOR agrees to pay the above-named Broker upon the term commencement data fee for professional services of~~

~~Or pursuant to Broker’s attached commission schedule.~~

23. OTHER	OPTION TO RENEW:

1.  LESSEE shall have the option to renew this lease for an additional period of two and one-half years commencing April 1, 2019 at a rate of $7.50 per square foot or $170,602.50 per year payable in advance monthly installments of $14,216.88, provided LESSEE is not in breach of this Lease and gives LESSOR six (6) months prior written notice of its intent to renew hereunder.

2.  LESSEE shall have the option to renew this lease for an additional period of two and one-half years commencing October 1, 2021 at a rate of $7.50 per square foot or $170,602.50 per year payable in advance monthly installments of $14,216.88, provided LESSEE is not in breach of this Lease and gives LESSOR six (6) months prior written notice of its intent to renew hereunder.

PARKING:
LESSEE is entitled to ongoing use of 65% of all available parking spaces.

SIGNAGE:
LESSEE may keep existing signage at the Leased Premises.

ACCESS:
LESSEE shall be granted reasonable access to the loading dock through the adjoining premises.

WAIVER:

Notwithstanding anything to the contrary herein, each party hereby waives all rights of recovery against the other party, and such other party’s insurance carrier (by way of subrogation or otherwise), for all losses, damages or injuries to the leased premises, any improvements thereon or any personal property of either party therein, to the extent such waiver does not invalidate or materially increase the cost of the insurance coverage of either party and to the extent such losses, damages or injuries are covered by insurance the damaged party is required to carry hereunder or other elects to maintain; provided that the foregoing waiver by either party shall not apply with respect to any loss, damage or injury to the extent caused by the gross negligence or willful misconduct of the other party, its agents, employees, representatives or contractors.

RIGHT OF FIRST REFUSAL:
LESSOR hereby grants to LESSEE a right, but not an obligation, of LESSEE or its designee or assignee of such right, to purchase the property on which building containing the demised premises is located (the “Property”), on the terms and conditions of any assignment, sale, offer to sell, disposition of or any other like transfer of all or a portion of the Property that LESSOR may propose to make (a “Transfer”), at the same price and on the same terms and conditions as those offered to the prospective transferee.  In the event that LESSOR proposes to make a Transfer, LESSOR shall provide LESSEE with a written notice of such proposed Transfer, which notice shall contain the material terms and conditions (including price and form of consideration) of the proposed Transfer and the identity of the prospective transferee.  LESSEE shall notify LESSOR in writing within 45 days of receipt of LESSOR’s notice to LESSEE whether it elects to purchase the Property proposed to be transferred upon the terms and conditions set forth in LESSOR’s notice to LESSEE.  If LESSEE elects to purchase the Property, the parties shall enter into purchase and sale agreement for such purchase on the terms and conditions set forth in LESSOR’s original notice to LESSEE, or such other terms and conditions as the parties may agree.  If LESSEE does not timely elect to purchase the Property, or elects not to purchase the Property, LESSOR may Transfer the Property in accordance with its original notice to LESSEE within 120 days of the expiration of LESSEE’s option to purchase the Property under this paragraph.  If the terms and conditions of purchase are modified from those contained in LESSOR’s notice to LESSEE, LESSOR shall again offer to Transfer the Property to LESSEE upon the amended terms and conditions.  If the Transfer is not consummated within such 120 day period, such Transfer shall again become subject to the right of first refusal set forth in this paragraph.

GOVERNING LAW:
Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the said parties hereunto set their hands and seals this 27th day of March, 2014.
No broker is involved in this transaction.

/s/Michael P. Malone	/s/ Carol Toomey, President
LESSEE	LESSOR
Technical Communications Corporation	Batstone LLC
Michael P. Malone	Carol Toomey
Chief Financial Officer